Exhibit 99.1

Socket Mobile Reports Third Quarter 2012 Results

NEWARK, Calif., – November 6, 2012 - Socket Mobile, Inc. (OTCQX: SCKT), an innovative provider of mobile productivity products, today reported financial results for its third quarter ended September 30, 2012.

Revenue for the third quarter of 2012 was $2.8 million, compared to revenue of $4.7 million for the same quarter a year ago and revenue of $4.0 million in the immediately preceding quarter. Net loss for the third quarter of 2012 was $983,000, or a loss of $0.20 per share, compared to a net loss of $727,000, or $0.16 per share, in the third quarter of 2011 and a net loss of $755,000, or a loss of $0.16 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the third quarter of 2012 was $106,000, or $0.02 per share, compared to $189,000, or $0.04 per share, in the third quarter of 2011.

Operating expenses for the third quarter of 2012 were $1.9 million, a decrease of 12 percent from operating expenses of $2.1 million for the same quarter a year ago, and down 15 percent from $2.2 million in the immediately preceding quarter.

Cash and cash equivalents were $0.4 million at September 30, 2012 compared to $1.0 million at December 31, 2011.

Kevin Mills, president and chief executive officer, commented, “Sales of our barcode scanning and our handheld computer products were both impacted by marketplace transitions during September, but we have seen a healthier order pace return in October. Sales of our barcode scanning products were slowed down by Apple’s announcement at the beginning of September of a pending product release, their mid-September announcement of the iPhone5 and the iOS6 operating system, and the late September shipping dates for the iPhone5, which, we believe, caused customers to delay September deployments until the newer Apple products could be obtained and evaluated. With our handheld computer products, we experienced purchasing delays in September after the supply of SoMo650s ran out as customers that had stocked SoMo650s were working to exhaust their inventories before purchasing the SoMo655. We view the September delays as an anomaly. We are taking steps to further reduce our operating costs in line with third quarter revenue.”

“During the third quarter there were a number of positive events that continue to strengthen our outlook. Our developer support program for our barcode scanners now has over 180 developers creating applications for Apple and Android Smartphone devices, more than doubling over the past six months. Our Apple-certified barcode scanners work with the new iPhone 5 and iPad mini. Our SocketScan software has been updated to work with the new Apple devices. The updated software has been submitted to Apple for certification and should be approved shortly. NCR Corporation recently launched its NCR Silver retail point of sale program for small and medium businesses using our barcode scanners. LightSpeed is also using our Apple Certified barcode scanners with Apple iPads in a new retail point of sale application. We announced in July a new software developer kit that supports both our Bluetooth Cordless Hand Scanner and the Red Laser technology used on many Apple and Android devices, making it easy for developers to support both the device’s built-in camera for limited barcode scanning and our professional barcode scanners. A new SDK for our SoMo handheld computer was announced last week providing customers for the SoMo655 with flexibility in using the SoMo Windows Mobile operating system,” Mills concluded.

For the nine months ended September 30, 2012, revenue was $10.8 million, compared to revenue of $13.1 million in the year ago period. Net loss for the nine months ended September 30, 2012 was $2.6 million, or a loss of $0.54 per share, compared to a net loss of $2.0 million, or a loss of $0.49 per share for the same period one year ago. The portion of the net loss attributable to stock option expensing for the nine months ended September 30, 2012 was $470,000, or $0.10 per share, compared to $549,000, or $0.13 per share, for the nine months ended September 30, 2011.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 PM Pacific, (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Conference ID is 401751#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter www.twitter.com/socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Investor Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2012, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to: the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities may not happen as anticipated; the risk that our integrator program and current distribution channels may choose not to distribute our products or may not be successful in doing so; the risk that acceptance of our products in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket does not undertake any obligation to update any forward-looking statements.

--Financial tables to follow--

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2012	2011	2012	2011
Revenue	$2,796	$4,681	$10,788	$13,073
Cost of revenue	1,814	2,684	6,784	7,735
Gross profit	982	1,997	4,004	5,338
Gross profit percent	35%	43%	37%	41%
Research and development	635	702	2,159	2,020
Sales and marketing	798	933	2,740	2,619
General and administrative	454	504	1,564	1,631
Total operating expenses	1,887	2,139	6,463	6,270
Interest expense, net	70	13	127	58
Debt discount amortization	—	564	—	1,033
Deferred tax provision	8	8	24	24
Net loss	$(983)	$(727)	$(2,610)	$(2,047)
Net loss per share: Basic and diluted	$(0.20)	$(0.16)	$(0.54)	$(0.49)
Weighted average shares outstanding: Basic and Diluted	4,861	4,440	4,851	4,203

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30,2012 (Unaudited)	December 31, 2011*
Cash	$407	$957
Accounts receivable	1,289	2,791
Inventories	1,194	1,461
Other current assets	166	219
Property and equipment, net	386	312
Goodwill	4,427	4,427
Intangible technology	105	150
Other assets	82	80
Total assets	$8,056	$10,397
Accounts payable and accrued liabilities	$3,907	$3,926
Bank line of credit	655	1,110
Notes payable and short term loan	764	—
Deferred income on shipments to distributors	994	1,572
Deferred service revenue	390	415
Other liabilities	317	249
Common stock	60,843	60,329
Accumulated deficit	(59,814)	(57,204)
Total Liabilities and Equity	$8,056	$10,397

*Derived from audited financial statements.

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